Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-45788, 33-48972, 33-55487, 333-49557, 333-83509, 333-95135 and 333-87637) of Tellabs, Inc. of our report dated June 2, 2000, with respect to the consolidated financial statements of Tellabs, Inc. included in this Form 8-K.

/s Ernst & Young, LLP
Ernst & Young, LLP
Chicago, Illinois
June 2, 2000